EXHIBIT 5.1

September 18, 2019

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, CA 90210

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

In my capacity as Senior Vice President, Legal & Business Affairs of Live Nation Entertainment, Inc. (the “Company”), I have acted as counsel to the Company in connection with the filing on the date hereof of a Registration Statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale of shares of common stock, $0.01 par value per share (“Common Stock”). The Common Stock includes associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”) issuable pursuant to the Amended and Restated Rights Agreement, dated as of December 18, 2015, between the Company and Computershare Inc. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issuance of the Common Stock and the Rights.

I have examined the Registration Statement and copies or originals of such other instruments, documents and records of the Company have examined such questions of law and have satisfied myself as to such matters of fact as I have deemed relevant and necessary for the purpose of expressing the opinions herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with originals of all documents presented to me as copies.

Based upon the foregoing, I am of the opinion that, as of the date hereof, when an issuance and/or sale of Common Stock and the associated Rights has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in an amount not less than the par value thereof in the manner contemplated by the applicable Prospectus and by such corporate action, and in total amounts and numbers of shares that do not exceed the respective total amounts and numbers of shares (a) available under the Company’s Amended and Restated Certificate of Incorporation, as amended, and (b) authorized by the board of directors of the Company in connection with the offering contemplated by the applicable Prospectus, such shares of Common Stock will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

The above opinions are limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not thereby admit that I am within the category of persons from whom consent is required by Section 7 of the Act or the related rules promulgated by the Commission.

Very truly yours, /s/ Christopher C. Laffoon Christopher C. Laffoon Senior Vice President, Legal & Business Affairs